Exhibit K

ACKNOWLEDGEMENT

March 24, 2005

              Reference is made to (a) the Registration Rights Agreement, dated as of May 6, 2003, by and among Kmart Holding Corporation (“Kmart”), ESL Investments, Inc. and Third Avenue Trust (on behalf of certain investment series) (the “Registration Rights Agreement”) and (b) the Agreement and Plan of Merger, dated as of November 16, 2005, by and among Sears Holdings Corporation (“Holdings”), Kmart, Sears, Roebuck and Co., Kmart Acquisition Corp. and Sears Acquisition Corp. (the “Merger Agreement”).

              Holdings hereby acknowledges its assumption all of the rights and obligations of Kmart under the Registration Rights Agreement from and after the Effective Time (as defined in the Merger Agreement) and acknowledges that all references to Kmart and to the securities of Kmart in the Registration Rights Agreement shall be deemed to be references to Holdings and to the securities of Holdings from and after the Effective Time.

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              IN WITNESS WHEREOF, the undersigned has executed this Acknowledgement.

SEARS HOLDINGS CORPORATION
By:	/s/ Aylwin B. Lewis
	Name:	Aylwin B. Lewis
	Title:	President, Secretary and Treasurer

CONSENTED TO AND AGREED
as of the date first set forth above:

ESL INVESTMENTS, INC.

By:	/s/ William C. Crowley
	Name:	William C. Crowley
	Title:	President and COO